Exhibit 99.1

DALLAS, TX, May 26, 2017 — Neiman Marcus Group (NMG) announces effective June 30, 2017 Michael Fung will leave his position as Interim Chief Financial Officer and Chief Operating Officer.

Mr. Fung temporarily left his retirement to join Neiman Marcus Group on an interim basis in November 2016. In addition to leading Finance, Accounting and Operations, he was instrumental in directing efforts to stabilize NMG One, our recently implemented common merchandise and distribution system to manage and sell inventory across our omnichannel operations. Since his arrival, NMG has made substantial progress in the areas that were the most affected by the implementation, including inventory receipts, visibility, presentation and fulfillment.

“Michael has done an excellent job.” said Karen Katz, President and Chief Executive Officer, Neiman Marcus Group. “His leadership and extensive experience have brought significant progress with NMG One. We very much appreciate Michael’s commitment and service to NMG.”

As of June 30, while NMG continues its search for a permanent Chief Financial Officer, Dale Stapleton will assume the role of Interim Chief Financial Officer. Mr. Stapleton has been with Neiman Marcus Group for more than 16 years, serving as Senior Vice President and Chief Accounting Officer since 2010.

About Neiman Marcus Group:

Neiman Marcus Group LTD LLC is a luxury, multi-branded, omni-channel fashion retailer conducting integrated store and online operations under the Neiman Marcus, Bergdorf Goodman, Last Call, Horchow, CUSP, and mytheresa brand names. For more information, visit www.neimanmarcusgroup.com.

Contact:

Mimi Sterling

Neiman Marcus Group

Mimi_sterling@neimanmarcus.com

214-573-5682